Exhibit 10.3

ADDENDUM 6 TO LEASE DATED JULY 1, 2011

BY AND BETWEEN ULTRAGENYX PHARMACEUTICAL, INC. AS LESSEE AND

CONDIOTTI ENTERPRISES, INC. AS LESSOR

On or about July 1, 2011 Lessor and Lessee entered into a lease and Addendum 1 for approximately 19,916 square feet, comprising the entire second floor of the Premises located at 60 Leveroni Court, Novato, California.  Subsequent to the execution of that Lease, the parties have executed Addenda two through five (together, the “Lease”), which, in addition to such other terms and conditions agreed to facilitate operation of the Lease and the subject changes, have extended the term of the Lease to 4/30/19 and expanded the space to include all of the Premises at 60 Leveroni Court (approximately 43,517 sf) and all of the Premises at 52 Leveroni Court (approximately 20,343 sf) and the first floor of the Premises located at 68 Leveroni Court (approximately 10,408 sf), bringing the total square footage subject to the Lease and Addenda to approximately 74,268 square feet.

Now, therefore, the parties wish to further amend the Lease according to the terms of this Addendum.

106. Section 51 of the Lease, Section 91 of Addendum 4 and Section 103 of Addendum 5 are hereby deleted.

107. The parties agree to extend the Term of the Lease to expire on December 31, 2024.

108. Base Monthly Rent for the period May 1, 2019 through December 31, 2019 shall be at $111,034.40.  Thereafter, Base Monthly Rent shall be adjusted annually according to the Terms of the Lease.

109. The Letter of Credit # SVBSF006932 shall remain in full force and effect in the amount of $190,518.00 throughout the remaining Term of this Lease and any extensions thereof.  This Letter of Credit is accepted in lieu of a cash Security Deposit and is intended to secure Lessee’s full and faithful performance of the Lease.

110. So long as Lessee is not in Default of the Lease, Lessee shall have two consecutive Options to Extend the Lease Term for a period of five years each, subject to the following terms:

     a.) The Options to Extend are personal to Lessee and are neither transferrable nor assignable to any other party;

     b.) Lessee shall provide Lessor with not less than six months advance written notice of intent to exercise the Option to Extend.  Should Lessor not receive such timely written notification, then the Option(s) to Extend shall expire.

     c.) The Options to Extend shall be consecutive to this extended term.  If the first Option is not exercised, then both Options to Extend shall expire.

     d.) The first year (12 months) of the Option term(s) shall be at the same Base Monthly Rent as the expiring 12 month period, where such Base Monthly Rent was for the identical space;

     e.) Thereafter, the Base Monthly Rent shall be increased annually per the terms of Section 8 of the Lease.

     f.) Each party shall bear the costs of any commission , fees, or consulting incurred for such extension.

     g.) Lessee shall retain all of the space currently indicated above and any further expansions executed on an “As-Is” basis without further allowance for Tenant Improvements.

  111. Except as expressly modified by this Addendum 6 the Lease shall remain in full force and effect.

Agreed to this 29th day of April, 2019.

Lessee	Lessor

By: /s/ Thomas Kassberg	/s/ Jan Warz

Name: Thomas Kassberg	Jan Warz, COO
Title: Chief Business Officer
Ultragenyx Pharmaceutical, Inc.	Condiotti Enterprises, Inc.